Exhibit 99.3

Nominating and Corporate Governance Committee Charter

This Nominating and Corporate Governance Committee Charter (this “Charter”) has been adopted by the Board of Directors (the “Board”) of Everfront Biotech Holding Company Limited (the “Company”). The Nominating and Corporate Governance Committee of the Board (the “Committee”) shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

Purpose

The Committee shall assist the Board in:

(i)	identifying, evaluating and making recommendations to the Board concerning individuals for selection as director nominees for the next annual meeting of stockholders or to otherwise fill Board vacancies;

(ii)	developing and recommending to the Board a set of corporate governance guidelines and principles applicable to the Company, and

(iii)	reviewing the overall corporate governance of the Company and recommending improvements to the Board from time to time.

It may also have such other duties as may from time to time be assigned to it by the Board and as may be required by the rules and regulations of the Securities and Exchange Commission (the “SEC”) and Nasdaq.

Committee Membership

The Committee shall comprise at least three directors determined by the Board to meet the director independence requirements of Nasdaq, subject to any applicable exemptions and phase-in provisions under Nasdaq rules. The Board shall select the members of the Committee and its chairman at the annual meeting of the Board and the Board shall have the power at any time to change the membership of the Committee.

Meetings

The Committee shall meet as often as it deems necessary. The Committee may request any officer or employee of the Company to attend meetings of the Committee or to meet with members of, or consultants to, the Committee. Members of the Committee may participate in meetings of the Committee by means of a telephone conference. The Committee may act by unanimous written consent in lieu of a meeting.

Committee Authority and Responsibilities

The Committee shall have sole authority to retain and terminate any advisors whom the Committee believes are necessary to assist it in carrying out its duties, including search firms to identify director candidates and outside legal counsel to review the Company’s corporate governance guidelines and principles. The Committee shall have sole authority to approve such advisors’ fees and other retention terms.

The Committee shall report regularly to the Board summarizing any significant issues considered by the Committee and any action it has taken.

The principal duties and responsibilities of the Committee are as follows.

●	Identify and evaluate individuals qualified to become Board members and propose to the Board nominees for election to the Board.

●	Consider nominees duly recommended by stockholders for election to the Board; provided, that any such recommendations must be submitted in accordance with the procedures set forth in the Company’s Articles of Incorporation and Bylaws, the recommending stockholder’s status as a stockholder has been verified, and the submission otherwise complies with any other stockholder nomination procedures set forth from time to time by the Board.

●	Recommend individuals to be elected by the Board to fill any Board vacancies.

●	Review periodically the director independence standards under Nasdaq rules and the rules of the SEC, evaluate annually each director’s independence status under such standards and report the results of such evaluation to the Board.

●	Undertake any other duties and responsibilities relating to the nomination process that the Board may delegate to the Committee.

●	Develop and recommend to the Board a set of corporate governance guidelines and principles applicable to the Company, assist the Board in interpreting those corporate governance guidelines and principles, review and reassess the adequacy of those guidelines and principles, and recommend any changes to those guidelines and principles to the Board from time to time.

●	Oversee, in such manner as it deems appropriate, the evaluation of the Board and committees of the Board and make recommendations to the Board from time to time as to changes that the Committee believes to be desirable to the size and composition of the Board or any committee thereof, including in light of the characteristics of independence, age, skills, experience and availability of service to the Company.

●	Review the charters and, if necessary or desirable, recommend to the Board changes in the duties and responsibilities of the committees, or the dissolution of committees or creation of additional committees.

●	Advise the Board on corporate governance matters, including recommending practices that enable the Board to comply with applicable laws and regulations.

●	Undertake such other responsibilities as the Committee deems appropriate for it to carry out its purpose under this Charter.